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                    SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT
                    _______________________________________




  This is  a Sixth  Amendment ("Sixth Amendment") dated as of May 1, 1995 to an

Employment  Agreement   ("Agreement")  dated  April  16,  1990  between  USLIFE

Corporation, a  New  York  Corporation  ("Employer")  and  William  A.  Simpson

("Employee").


  THE TERMS of this Sixth Amendment are:



  1.  Paragraph (2)  of the  Agreement, as amended by the First, Second, Third,

Fourth and  Fifth Amendments,  is now further amended to read, in its entirety,

as follows:



  "(2)    Employer will  pay Employee  for his  services under paragraph (1) of the Agreement  at the  rate of  $700,000 per  annum  during  the  term  of  the

Agreement, in  equal monthly  installments, plus such periodic salary increases and such  additional compensation (if any) as may from time to time be voted by

Employer's Board  of Directors  and/or the  Executive Compensation Committee or

its successor,  in the  sole and  absolute  discretion  of  said  Board  and/or

Committee.   In addition,  Employee shall  be entitled  to participate  in  the

Annual Incentive  Plan adopted  by Employer,  under  which  Employee  shall  be entitled to  receive a  bonus equal  to a  percentage of  his "base salary", as further described  in a  the letter  to Employee,  which is attached hereto and incorporated by  reference herein,  if the  applicable performance criteria are

satisfied.   For the  purposes of  the preceding  sentence, "base salary" shall mean Employee's  base salary  as in effect on January 1 of a given year, but in no event  shall base  salary for  such purposes  be deemed to exceed Employee's actual base  salary as  in effect  on January  1, 1994  increased at  the  rate

provided by  the Annual  Incentive Plan.   Nothing  in this  Agreement shall be

construed as  precluding merit  increases in  salary or as barring the Employee from such fringe benefits as the Employer may grant."
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  2.  Except as  specifically  amended  by  this  Sixth  Amendment,  all  other provisions of the Agreement, as amended by the First, Second, Third, Fourth and

Fifth Amendments, shall remain in full force and effect.



  IN WITNESS  WHEREOF, the  parties have  executed this  Sixth Amendment to the

Agreement on the date first set forth above.


                         USLIFE Corporation

                         By: /s/ Gordon E. Crosby, Jr.
                             _________________________
                            Gordon E. Crosby, Jr.
                            Chairman of the Board

                            /s/ William A. Simpson
                            ______________________
                            William A. Simpson


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March 8, 1995


Mr. William A. Simpson
President and Chief Executive Officer
USLIFE Corporation
125 Maiden Lane
New York, NY  10038

Dear Bill:

As you know, you have been selected by the Executive Compensation and Nominating Committee of USLIFE Corporation ("Committee") to participate during 1995 in the Annual Incentive Plan.

The Plan is intended to provide additional compensation in the form of an annual cash bonus to key officers of USLIFE and its subsidiaries tied to the profitability of the Company's core individual lines of business, including individual life and individual investment contracts. Participation in the Plan is limited to a very small number of officers who have had, and who are expected to continue to have, a significant impact on the Company's performance.

The Committee has approved financial performance targets related to income from USLIFE's core business, as defined in Section 2(c) of the Plan, for 1995. These targets include a threshold level of $124,304,000 equal to 70% of the average amount of income earned during 1992 through 1994. If 1995 income is less than this threshold, no bonus payment will be made to any participant in the Plan.

Assuming actual 1995 income falls within the range of $124,304,000, the threshold level, and $186,274,000, the income earned by the Company's core business during 1994, you will be eligible to receive a bonus equal to 10% of your annual base salary, in accordance with Section 5 of the Plan. As 1995 income exceeds 1994 income, your potential bonus opportunity will also increase up to a maximum award of 40% of base salary. For each $500,000 of income earned in excess of 1994 income of $186,274,000, your potential bonus award will increase by 1% of salary.
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Mr. William A. Simpson
March 8, 1995
Page Two



When the 1995 financial results for the Company's core business are known, they will be reviewed and certified by the Committee. The Committee retains the sole discretion to make awards under the Plan. As detailed in Section 6(b), the Committee may decide to award a smaller amount than that indicated solely by 1995 income, or to make no award at all, to recognize other aspects of Company performance or your individual performance. The Committee's decisions on individual awards will be communicated to you and any award payments will be made no later than April 30, 1996.

I am sure that you will continue to give your best efforts toward making 1995 a profitable year for USLIFE Corporation and its shareholders.

Sincerely,



/s/ Gordon E. Crosby, Jr.
_________________________

GEC:
cc:  Mr. R. Hohn